Exhibit 5.1

     August 1, 2001

EarthLink, Inc.
1375 Peachtree St., 7 North
Atlanta, Georgia 30309

  Re:  Registration Statement On Form S-3 Related to the EarthLink, Inc. Common Stock

Ladies and Gentlemen:

    We have acted as counsel to EarthLink, Inc., a Delaware corporation ("EarthLink"), in connection with the preparation and filing of a Registration Statement on Form S-3 (as amended, the "Registration Statement") relating to the shelf registration of 32,083,333 shares of EarthLink common stock (the "EarthLink Common Stock") on behalf of two selling stockholders.

    In rendering this opinion, we have examined such corporate records, other documents, certificates and other instruments and we have reviewed such matters of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, the authenticity and conformity to the original documents of all documents submitted to us as certified, conformed, facsimile or photographic copies, and the genuineness of all signatures on all documents and (ii) the correctness and completeness of all documents and certificates of all public officials.

    Based on the foregoing, we are of the opinion that the EarthLink Common Stock is legally authorized, was validly issued and is fully paid and nonassessable.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus contained within the Registration Statement.

                      Very truly yours,

                      /s/ Hunton & Williams